Results of October 11, 2001 shareholder meeting
(Unaudited)



	An annual meeting of shareholders of the fund was held on
	October 11, 2001. At the meeting, each of the nominees for
	Trustees was elected, as follows:
					Common Shares

						 Votes
				   Votes for	withheld
Jameson Adkins Baxter   	6,770,389			137,972
Charles B. Curtis	6,766,389			141,972
John A. Hill	  	6,766,889	   		141,472
Ronald J. Jackson	6,764,239			144,122
Paul L. Joskow	  	6,765,889			142,472
Elizabeth T. Kennan	6,770,137			138,224
Lawrence J. Lasser	6,756,845			151,516
John H. Mullin III	6,768,789			139,572
Robert E. Patterson	6,762,445			145,916
George Putnam, III	6,738,159	    		170,202
A.J.C. Smith	  	6,769,359			139,002
W. Thomas Stephens	6,768,489			139,872
W. Nicholas Thorndike	6,769,559			138,802

	All tabulations are rounded to nearest whole number.